Exhibit 23.1

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

When the share split referred to in Note 1b of the notes to the consolidated financial statements has been consummated, we will be in a position to render the following consent.

Somekh Chaikin

Member Firm of KPMG International

March 11, 2021

Tel Aviv, Israel

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Otonomo Technologies Ltd.:

We consent to the use of our report dated March 11, 2021, except as to Note 1b, which is as of March , 2021, with respect to the consolidated balance sheets of Otonomo Technologies Ltd. and its subsidiaries as of December 31, 2019 and 2020, the related consolidated statements of operations, changes in redeemable convertible preferred shares and shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Tel Aviv, Israel

March 11, 2021